PRICING SUPPLEMENT
------------------                                          File No. 333-97937
(To Prospectus Supplement and Prospectus                         Rule 424(b)(3)
dated September 25, 2002)
Pricing Supplement Number:  2267
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                                           Merrill Lynch & Co., Inc.
                                          Medium-Term Notes, Series B
                                  Due Nine Months or More from Date of Issue


                                                Floating Rate Notes


       Principal Amount:              $400,000,000               Original Issue Date:          December 11, 2002

       CUSIP Number:                  59018YPL9                  Stated Maturity Date:         December 11, 2003

       Issue Price:                   100.00%                    Commission:                   0.0750%
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       Interest Calculation:                                     Day Count Convention:
       ---------------------                                     ---------------------
       [ X ] Regular Floating Rate Note                          [ X ] Actual/360
       [   ] Inverse Floating Rate Note                          [   ] 30/360
             (Fixed Interest Rate):                              [   ] Actual/Actual


       Interest Rate Basis:
       --------------------
       [   ] LIBOR                                               [   ] Commercial Paper Rate
       [   ] CMT Rate                                            [   ] Eleventh District Cost of Funds Rate
       [ X ] Prime Rate                                          [   ] CD Rate
       [   ] Federal Funds Open Rate                             [   ] Other (see attached)
       [   ] Treasury Rate
                Designated CMT Page:                             Designated LIBOR Page:
                  CMT Telerate Page:                               LIBOR Telerate Page:
                   CMT Reuters Page:                                LIBOR Reuters Page:

       Index Maturity:                Not Applicable             Minimum Interest Rate:  Not Applicable

       Spread:                        -0.02820                   Maximum Interest Rate:  Not Applicable

       Initial Interest Rate:         Calculated as if the       Spread Multiplier:      Not Applicable
                                      Original Issue Date
                                      was an Interest Reset Date

       Interest Payment Dates:        Quarterly, on the 11th of March, June,
                                      September and at maturity subject to the following Business Day convention

       Interest Reset Dates:          Each Business Day, commencing December 11th, 2002, to but
                                      excluding the Stated Maturity Date, subject to following
                                      Business Day convention, provided, however, the Interest
                                      Rate in effect on the two Business Days preceding each Interest
                                      Payment Date or the Stated Maturity Date, as the case may be, to but excluding such Interest Payment Date or Stated Maturity
                                      Date, will be the Interest Rate in effect on the second Business
                                      Day preceding such Interest Payment Date or the Stated Maturity
                                      Date, as applicable.

       Repayment at the
       Option of the Holder:          The Notes cannot be repaid prior to the Stated Maturity Date.

       Redemption at the
       Option of the Company:         The Notes cannot be redeemed prior to the Stated Maturity Date.

       Form:                          The Notes are being issued in fully registered book-entry form.

       Trustee:                       JPMorgan Chase Bank

       Underwriters:                  Pursuant to an agreement, dated December 5, 2002 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters,
                                      the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                                      Underwriters                             Principal Amount of the Notes
                                      ------------                             -----------------------------
                                      Merrill Lynch, Pierce, Fenner & Smith                    $384,000,000
                                                  Incorporated
                                      ABN AMRO Incorporated                                      $8,000,000
                                      HSBC Securities (USA) Inc.                                 $8,000,000
                                                                                                 ----------
                                                          Total                                $400,000,000

                                      Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                      The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.
                                      After the initial public offering, the Issue Price may be changed.

                                      The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       Dated:                         December 5, 2002

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